Exhibit 10.5

CACI INTERNATIONAL INC 2006 STOCK INCENTIVE PLAN (THE “PLAN”)

STOCK OPTION GRANT AGREEMENT

This Grant Agreement (the “Agreement”) is entered into by and between CACI International Inc, a Delaware Corporation, (the “Company” or “CACI”) and «Director_Name» (the “Grantee”) effective as of «Grant_Date» (the “Grant Date”).

1.	GRANT OF OPTION

Subject to the provisions of this Agreement, and pursuant to the provisions of the Plan, the Company hereby grants to Grantee, as of the Grant Date, an option (the “Option”) of such type, to purchase such number of shares of Common Stock of the Company (the “Shares”), and at such exercise price per Share (the “Option Price”) as are stated in the Stock Option Overview below. The Option terminates on the earlier of (a) its lapse and termination under Section 5 “Termination of Option” or (b) the end of the Option Term stated in the Stock Option Overview.

STOCK OPTION OVERVIEW

Type of Option: Nonqualified

Number of Shares Subject to the Option: «Options»

Option Price: «Grant_Price» per Share

End of Option Term: «Option_End_Term»

2.	DEFINITIONS

Under this Agreement, except where the context otherwise indicates, the following definitions apply:

(a)	“Agreement” means this Stock Option Grant Agreement and shall include the applicable provisions of the Plan, which is hereby incorporated into and made a part of this Agreement.

(b)	“Family Members” means the Grantees child, stepchild, grandchild, parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, daughter-in-law, son-in-law, brother-in-law, or sister-in-law, including adoptive relationship.

(c)	“Grant Date” means «Grant_Date».

(d)	“Option” means the stock option to purchase shares of Common Stock of the Company pursuant to the terms and conditions of this Agreement.

FY08 NQSO Grant

(e)	“Option Price” means the purchase price per share of Common Stock under this Agreement.

(f)	“Plan” means the CACI International, Inc. 2006 Stock Incentive Plan, as amended from time to time.

(g)	“Retirement” means voluntary retirement from the Board of Directors of the Company or an Affiliate of the Company.

(h)	“Shares” means the shares of Common Stock of the Company subject to the Option.

Any capitalized term used herein that is not expressly defined in this Agreement shall have the meaning that such term has under the Plan unless otherwise provided herein.

3.	VESTING

(a) Regular Vesting Schedule. The Option shall become vested and exercisable with respect to:

(i) 25% of the Shares subject to the Option on «Vest_1»;

(ii) an additional 25% of the Shares subject to this Option on «Vest_2» (for a total of 50% of the Shares subject to the Option);

(iii) an additional 25% of the Shares subject to this Option on «Vest_3» (for a total of 75% of the Shares subject to the Option); and

(iv) an additional 25% of the Shares subject to this Option on «Vest_4» (for a total of 100% of the Shares subject to the Option);

(b) Vesting Upon Change in Control, Disability, Retirement or Death. Notwithstanding subsection (a) above, upon (i) the occurrence of a Change in Control or (ii) termination of the Grantee’s service as a member of CACI’s Board of Directors, due to Disability or death, 100% of the Shares subject to the Option shall be vested and exercisable.

3.	EXERCISE OF OPTION

(a) Exercisability of Option. No portion of the Option granted to Grantee shall be exercisable by Grantee prior to the time such portion of the Option has vested.

(b) Manner of Exercise. The vested portion of the Option may be exercised, in whole or in part, on or before the earlier of (i) its lapse and termination under Section 5

FY08 NQSO Grant

or (2) the end of the Option Term stated in the Stock Option Overview, by delivering the Stock Option Exercise Form attached to this Agreement to the Committee or its designee or such other form as the Committee may require from time to time. Such notice shall specify the number of Shares Grantee then desires to purchase and the manner of payment of the Option Price. The Option may be exercised only in multiples of whole Shares and no partial Shares shall be issued.

(c) Manner of Payment of Option Price. Unless the Committee in its sole discretion allows payment by another means, the Option Price may be paid by any of the following means:

(i) by a check payable to the order of the Company for an amount in U.S. dollars equal to the Option Price of such Shares;

(ii) by transfer of shares of Company Common Stock having an aggregate Fair Market Value equal to such Option Price which have been held by Grantee for at least six (6) months and are not then subject to restrictions under any Company plan, or a combination of cash and such shares;

(iii) by a broker-assisted “cashless exercise” procedure, as permitted under Federal Reserve Board’s Regulation T, subject to securities law restrictions; or

(iv) by such other means as the Committee in its sole discretion shall permit.

4.	ISSUANCE OF SHARES

(a) No Rights of Shareholder. Within thirty (30) days of the receipt of the Stock Option Exercise Form and the payment of the Option Price for the portion of the Shares as to which the Option is being exercised, and the applicable tax withholding, the Company shall issue certificates for the Common Stock purchased pursuant to this Agreement. Grantee shall not have any of the rights of a shareholder with respect to the Shares that may be issued upon the exercise of the Option until such Shares have been issued to him or her upon the due exercise of the Option.

(b) Transfer Restrictions as to Shares. Transfer of the Common Stock purchased under the Option shall be subject to the Company’s trading policies and any applicable securities laws or regulations governing transferability of shares of the Company.

(c) Securities Regulations. No shares of Common Stock shall be issued hereunder until the Company has received all necessary stockholder and regulatory approvals and has taken all necessary steps to assure compliance with federal and state securities laws or has determined to its satisfaction and the satisfaction of its counsel that an exemption from the requirements of the federal and applicable state securities laws are available. To the extent applicable, transactions under the Plan are intended to comply with

FY08 NQSO Grant

all applicable conditions of Rule 16b-3 under the U. S. Securities and Exchange Act of 1934. Any ambiguities or inconsistencies in the construction of this Agreement or the Plan shall be interpreted to give effect to such intention. However, to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion.

(d) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued pursuant to this Agreement. If, upon the issuance of shares of Common Stock under this Agreement, Grantee would be entitled to a fractional share of Common Stock, the number of shares to which Grantee is entitled shall be rounded up to the next higher whole number.

(e) Beneficiary

(i) Grantee may, from time to time, designate a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of Grantee’s death before Grantee has received all benefits to which Grantee would have been entitled under this Agreement. Each designation of beneficiary shall revoke all prior designations by the Grantee, shall be in a form prescribed by the Committee, and will be effective only when received in writing by the Committee. The last valid beneficiary designation received shall be controlling; provided, however, that no beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Grantee’s death. Attached to this Agreement is the prescribed Designation of Beneficiary Form.

(ii) If no valid and effective beneficiary designation exists at the time of the Grantee’s death, or if no designated beneficiary survives the Grantee, or if the Grantee’s beneficiary designation is invalid under the law, any benefit payable hereunder shall be made to the Grantee’s surviving spouse, if any, or if there is no such surviving spouse, to the executor or administrator of Grantee’s estate. If the Committee is in doubt as to the right of any person to receive payment of any benefit hereunder, the Committee may direct that the amount of such benefit be paid into a court of competent jurisdiction in an interpleader action, and such payment into court shall fully and completely discharge any liability or obligation of the Plan, CACI, the Committee, or the Board of Directors of CACI under this Agreement.

5.	TERMINATION OF OPTION

The Option shall lapse and terminate and may no longer be exercised, after any of the following:

(a) the end of the Option Term;

(b) as to the unvested portion of the Option, termination of service as a Director of CACI and its Affiliates for any reason other than death, Disability or change of control; or

FY08 NQSO Grant

(c) the date CACI is placed under the jurisdiction of a bankruptcy court or is dissolved or liquidated.

6.	MISCELLANEOUS

(a) No Restriction on Company Authority. The award of the Option to Grantee shall not affect in any way the right or power of CACI or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in CACI’s capital structure or its business, or any merger or consolidation of CACI, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of CACI, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Adjustment of Option. If CACI shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefore in money, services or property, the number, class, and per share price of shares of stock subject to this Option shall be appropriately adjusted in such a manner as to entitle the Grantee to receive upon the exercise of this Option, for the same aggregate consideration, the same total number of shares that the owner of an equal number of outstanding shares of the Common Stock would own as a result of the event requiring the adjustment.

(c) No Adjustment Otherwise. Except as herein before expressly provided, the issue by CACI of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of CACI convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock then subject to this Option.

(d) Transferability of Option. Except as otherwise permitted by the Committee, the Option shall be nontransferable otherwise than (1) by will or the laws of descent and distribution and, during the lifetime of Grantee, (2) by gift or domestic relations order to (a) Family Members (b) a corporation, partnership, limited liability company or other business entity whose only stockholders, partners or members, as applicable are the Grantee or Family Members, or (c) a trust in which the Grantee and/or Family Members have all the beneficial interests. Prior to any transfer the Option may be exercised only by Grantee or, during the period Grantee is under a legal disability, by Grantee’s guardian or legal representative. Subsequent to any transfer, the option may be exercisable by any authorized transferee.

(e) Impact on Other Benefits. Any income resulting from the grant or exercise of the Option or the sale of the shares of Common Stock acquired thereunder shall not be includable as compensation or earnings for purposes of any other benefit plan offered by the Company

FY08 NQSO Grant

(f) Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

(g) Arbitration. Any dispute between the parties hereto arising under or relating to this Agreement shall be resolved in accordance with the procedures of the American Arbitration Association. Any resulting hearing shall be held in the Washington, DC metropolitan area. The resolution of any dispute achieved through such arbitration shall be binding and enforceable by a court of competent jurisdiction

(h) Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

(i) Headings. The headings in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

(j) Notices. All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by first class or certified mail, addressed to Grantee at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

(k) Entire Agreement; Modification. The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

(l) Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Unless stated otherwise herein, capitalized terms in this Agreement shall have the same meaning as defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan and Grant Agreements related thereto, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The Grantee acknowledges by signing this Agreement that he or she has received and reviewed a copy of the Plan.

FY08 NQSO Grant

(m) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand and seal, on this      day of             , «Year».

CACI INTERNATIONAL INC:		GRANTEE:

	Arnold Morse	«Director_Name»
By:	Chief Legal Officer

Date:		Date:

SS#: